UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K/A

Amendment No. 1

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2016

WESTERN URANIUM CORPORATION
(Exact Name of Registrant as Specified in its Charter)

Ontario, Canada	000-55626	98-1271843
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700-10 King Street East, Toronto, Ontario, Canada	M5C 1C3
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (416) 564-2870

N/A
(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Explanatory Note

This Amendment No. 1 includes revisions to Item 3.02, “Unregistered Sales of Equity Securities.” In all other respects, this report is unchanged from the Form 8-K originally filed on January 4, 2017.

Item 3.02. Unregistered Sales of Equity Securities.

On January 3, 2017, Western Uranium Corporation (the “Company”) completed the final closing of a non-brokered private placement (the “Placement”), which remains subject to final regulatory approval. In the Placement, the Company issued a total of 1,010,950 units (the “Units”) for gross proceeds of US$918,280. The Company issued the Units at a price of Cdn$1.20 per Unit. Each Unit consists of one common share of the Company (a “Share”) plus one common share purchase warrant of the Company (a “Warrant”). Each Warrant entitles the holder to purchase one Share at a price of Cdn$2.80 for a period of 5 years following the closing date on which the Warrant was issued. The Warrants contain a provision that if the Company’s shares trade at or above Cdn$4.25 per share for 15 consecutive trading days, the Company may, at any time after the expiry of the applicable statutory hold period, accelerate the expiration of the Warrants upon not less than 30 days’ written notice by the Company. The Company relied on the private placement exemption in Section 4(a)(2) of the Securities Act of 1933 and Rule 506(b) of Regulation D thereunder for offers and sales of Units that were made without any general solicitation or advertising to three U.S. accredited investors, each of whom certified that they purchased the Units for investment and not with a view to the resale or distribution of the Units. The Company relied on Rule 903 of Regulation S for offers and sales of Units to non-U.S. subscribers. In connection with the Placement, the Company paid finder’s fees totaling approximately $36,582 plus 40,276 compensation warrants each exercisable for five years at Cdn$2.80 for one common share.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this amendment to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2017	WESTERN URANIUM CORPORATION

	By:	/s/ Robert Klein
Robert Klein Chief Financial Officer

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